Exhibit 10.16

OFFICER WITH EMPLOYMENT AGREEMENT

UNITED ONLINE, INC.

RESTRICTED STOCK UNIT ISSUANCE AGREEMENT

RECITALS

A.            The Board has adopted the Plan for the purpose of retaining the services of selected Employees and consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B.            Participant is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s issuance of shares of Common Stock to the Participant under the Plan.

C.            All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A; provided, however, that any capitalized terms not defined in this Agreement shall have the meaning set forth in the Plan.

NOW, THEREFORE, it is hereby agreed as follows:

1.     Grant of Restricted Stock Units.  The Corporation hereby awards to the Participant, as of the Award Date, Restricted Stock Units under the Plan. Each Restricted Stock Unit represents the right to receive one share of Common Stock on the date that unit vests in accordance with the express provisions of this Agreement. The number of shares of Common Stock subject to the awarded Restricted Stock Units, the applicable vesting schedule for those shares, the dates on which those vested shares shall become issuable to Participant and the remaining terms and conditions governing the award (the “Award”) shall be as set forth in this Agreement.

AWARD SUMMARY

Award Date:	<Award Date>

Number of Shares Subject to Award:	<# of Shares Awarded> shares of Common Stock (the “Shares”)

Vesting Schedule:

The Shares shall vest in a series of                (      ) successive installments as follows:                      . Such vesting schedule is hereby designated the “Normal Vesting Schedule” for the Shares. Should any scheduled vesting date under the Normal Vesting Schedule otherwise occur on a date on which the Common Stock is not traded on the Stock Exchange serving as the primary market for the Common Stock, then that vesting date shall instead be deemed to occur on the last day prior to such scheduled vesting date on which the Common Stock is so traded. The Shares shall also be subject to accelerated vesting in accordance with the provisions of Paragraphs 3(b) and 5 of this Agreement.

Issuance Schedule

Each Share in which the Participant vests in accordance with the Normal Vesting Schedule shall be issued, subject to the Corporation’s collection of all applicable Withholding Taxes, on the applicable vesting date specified for that Share or as soon thereafter as administratively practicable, but in no event later than the close of the calendar year in which such vesting date occurs or (if later) the fifteenth day of the third calendar month following such vesting date (the “Issuance Date”). The applicable Withholding Taxes are to be collected pursuant to the procedures set forth in Paragraph 7 of this Agreement.

2.     Limited Transferability.  Prior to actual receipt of the Shares which vest hereunder, the Participant may not transfer any interest in the Award or the underlying Shares. Any Shares which vest hereunder but which otherwise remain unissued at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance or to the Participant’s designated beneficiary or beneficiaries of this Award. The Participant may also direct the Corporation to re-issue the stock certificates for any Shares which in fact vest and become issuable under the Award during his or her lifetime to one or more designated family members or a trust established for the Participant and/or his or her family members. The Participant may make such a beneficiary designation or certificate directive at any time by filing the appropriate form with the Plan Administrator or its designee.

3.     Cessation of Service.

(a)           Except as otherwise provided in Paragraph 3(b) below, should the Participant cease Service for any reason prior to vesting in one or more Shares subject to this Award, then the Award will be immediately cancelled with respect to those unvested Shares, and the number of Restricted Stock Units will be reduced accordingly. The Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units.

(b)           The following provisions shall apply to the Award with respect to the Participant’s termination of employment:

(i)            If the Participant’s employment is terminated by the Corporation without Cause or by Participant for Good Reason, then upon the Participant’s satisfaction of the Release Condition, the Award will vest on an accelerated basis as to that number of additional shares in which the Participant would have otherwise been vested at the time of such termination had the Participant completed an additional twelve (12) months of employment with the Corporation and had the Award been structured so as to vest in successive equal monthly installments over the vesting schedule. In no event will the number of additional Shares which vest on such an accelerated basis exceed the number of Shares unvested under the Award immediately prior to the date of such termination. Except to the extent another issuance date may be required to comply with any applicable requirements of Section 409A of the Code, the Shares that vest on an accelerated basis in accordance with this Paragraph 3(c)(i) will be issued to the Participant within the sixty (60)-day period following the date of the Participant’s Separation from Service as a result of the Participant’s termination without Cause or the Participant’s resignation for Good Reason, provided that the Release required of the Participant has become effective and enforceable in accordance with its terms following the expiration of the applicable revocation period in effect for that Release.  However, should such sixty (60)-day period span two taxable years, the issuance shall be effected during the portion of that period that occurs in the second taxable year if required in order to comply with Section 409A of the Code.

(ii)           If the Participant’s employment is terminated by the Corporation without Cause or by the Participant for Good Reason within the period commencing with the execution by the Corporation of a definitive agreement for a Change in Control and ending with the earlier of (i) the termination of that agreement without the consummation of such Change in Control or (ii) the expiration of the twenty-four (24)-month period measured from the date such Change in Control occurs, then upon the Participant’s satisfaction of the Release Condition, the Award (or replacement award, as the case may be) will fully vest on an accelerated basis to the extent then unvested.  Except to the extent another issuance date may be required to comply with any applicable requirements of Section 409A of the Code, the Shares (or replacement awards or cash proceeds, as the case may me) underlying the Award that vests on an accelerated bases in accordance with this Paragraph 3(c)(ii) will be issued or distributed to the Participant within the sixty (60)-day period following the date of the Participant’s Separation from Service as a result of the Participant’s termination without Cause or the Participant’s resignation for Good Reason, provided that the Release required of the Participant has become effective and enforceable in accordance with its terms following the expiration of the applicable revocation period in effect for that Release.  However, should such sixty (60)-day period span two taxable years, the issuance shall be effected during the portion of that period that occurs in the second taxable year if required in order to comply with Section 409A of the Code.

(iii)          Upon the Participant’s Separation from Service as a result of the Participant’s death or Disability, the Award will vest on an accelerated basis as to that number of additional Shares in which the Participant would have otherwise been vested on the date of such Separation from Service had the Participant completed an additional twelve (12) months of employment with the Corporation and had the Award been structured so as to vest in successive equal monthly installments over the vesting schedule.  Except to the extent that another issuance date may be required in order to comply with any applicable requirements of Section 409A of the Code, the Shares underlying the Award that vests on an accelerated basis in accordance with this Paragraph 3(b)(iii) will be issued on the date of such Separation from Service or as soon as administratively practicable thereafter, but in no event later than the later of (A) the end of the calendar year in which such separation from Service occurs or (B) the 15th day of the third calendar month following the date of such Separation from Service.

4.     Stockholder Rights and Dividend Equivalents

(a)           The holder of this Award shall not have any stockholder rights, including voting or dividend rights, with respect to the Shares subject to the Award until the Participant becomes the record holder of those Shares upon their actual issuance following the Corporation’s collection of the applicable Withholding Taxes.  Notwithstanding the foregoing, should any dividend or other distribution, whether regular or extraordinary, payable in cash or other property (other than shares of Common Stock) be declared and paid on the outstanding Common Stock while one or more Shares remain subject to this Award (i.e., those Shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then the following provisions shall govern the Participant’s interest in that dividend or distribution:

(i)            If the dividend is a regularly-scheduled cash dividend on the Common Stock, then the Participant shall be entitled to a current cash distribution from the Corporation equal to the cash dividend the Participant would have received with respect to the Shares at the time subject to this Award had those Shares actually been issued and outstanding and entitled to that cash dividend. Each cash dividend equivalent payment under this subparagraph (i) shall be paid within five (5) business days following the payment of the actual cash dividend on the outstanding Common Stock, subject to the Corporation’s collection of all applicable federal, state and local income and employment withholding taxes.

(ii)           For any other dividend or distribution, a special book account shall be established for the Participant and credited with a phantom dividend equivalent to the actual dividend or distribution which would have been paid on the Shares at the time subject to this Award had they been issued and outstanding and entitled to that dividend or distribution; provided, however, that no such crediting shall occur if it would result in the Participant receiving credit for the same dividend or distribution more than once, as determined in the sole discretion of the Plan Administrator.  As the Shares subsequently vest hereunder, the phantom dividend equivalents so credited to those Shares in the book account shall also vest, and those vested dividend equivalents shall be distributed to the Participant (in the same form the actual dividend or distribution was paid to the holders of the Common Stock entitled to that dividend or distribution) concurrently with the issuance of the vested Shares to which those phantom dividend equivalents relate.  However, each such distribution shall be subject to the Corporation’s collection of the Withholding Taxes applicable to that distribution. In no event shall any such phantom dividend equivalents vest or become distributable unless the Shares to which they relate vest in accordance with the terms of this Agreement.

5.     Change of Control.

(a)           Any Restricted Stock Units subject to this Award at the time of a Change in Control may be assumed by the successor entity (or parent thereof) or otherwise continued in full force and effect or may be replaced with a cash retention program of the successor entity (or parent thereof) which preserves the Fair Market Value of the unvested shares of Common Stock subject to the Award at the time of the Change in Control and provides for the subsequent vesting and concurrent payout of that value in accordance with the same vesting and issuance schedule that would otherwise be in effect for those shares in the absence of such Change in Control.  In the event of such assumption or continuation of the Award or such replacement of the Award with a cash retention program, no accelerated vesting of the Restricted Stock Units shall occur at the time of the Change in Control.  Notwithstanding the foregoing, no such cash retention program shall be established for the Restricted Stock Units subject to this Award to the extent such program would otherwise be deemed to constitute a deferred compensation arrangement subject to the requirements of Code Section 409A and the Treasury Regulations thereunder.

(b)           In the event the Award is assumed or otherwise continued in effect, the Restricted Stock Units subject to the Award shall be adjusted immediately after the consummation of the Change in Control so as to apply to the number and class of securities into which the Shares subject to those units immediately prior to the Change in Control would have been converted in consummation of that Change in Control had those Shares actually been issued and outstanding at that time.  To the extent the actual holders of the outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor entity (or parent thereof) may, in connection with the assumption or continuation of the Restricted Stock Units subject to the Award at that time, but subject to the Plan Administrator’s approval prior to the Change in Control, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in the Change in Control transaction, provided the substituted common stock is readily tradable on an established U.S. securities exchange.

(c)           Any Restricted Stock Units which are assumed or otherwise continued in effect in connection with a Change in Control or replaced with a cash retention program under Paragraph 5(a) shall be subject to the vesting acceleration provisions set forth in Paragraph 3(b) of this Award.

(d)           If the Restricted Stock Units subject to this Award at the time of the Change in Control are not assumed or otherwise continued in effect or replaced with a cash retention program in accordance with Paragraph 5(a), then those units shall vest immediately prior to the closing of the Change in Control. The Shares subject to those vested units shall be converted into the right to receive for each such Share the same consideration per share of Common Stock payable to the other stockholders of the Corporation in consummation of that Change in Control, and such consideration shall be distributed to Participant on the effective date of such Change in Control or as soon as administratively practicable thereafter, but in no event later than three (3) business days following the effective date of that Change in Control. Such distribution shall be subject to the Corporation’s collection of the applicable Withholding Taxes pursuant to the provisions of Paragraph 7.

(e)           This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

6.     Adjustment in Shares. The total number and/or class of securities issuable pursuant to this Award shall be subject to adjustment upon certain corporate events as set forth in Article One, Section V(H) of the Plan.  The adjustments shall be made in such manner as the Plan Administrator deems appropriate, and those adjustments shall be final, binding and conclusive.

7.     Issuance of Shares of Common Stock.

(a)           On each applicable Issuance Date for the Shares which vest in accordance with the provisions of this Agreement, the Corporation shall issue to or on behalf of the Participant the vested shares of Common Stock (which may be in electronic form) to be issued on such date, subject to the Corporation’s collection of the applicable Withholding Taxes.

(b)           Until such time as the Corporation provides the Participant with notice to the contrary, the Corporation shall collect the applicable Withholding Taxes through an automatic Share withholding procedure pursuant to which the Corporation will withhold, on the applicable Issuance Date for the Shares that vest under the Award, a portion of those vested Shares with a Fair Market Value (measured as of the applicable tax date for such Shares) equal to the amount of such Withholding Taxes (the “Share Withholding Method”); provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Corporation’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to supplemental taxable income. Participant shall be notified in writing in the event such Share Withholding Method is no longer available.

(c)           Should any Shares vest under the Award when the Share Withholding Method is not available, then the Withholding Taxes shall be collected from the Participant through either of the following alternatives:

•      the Participant’s delivery of his or her separate check payable to the Corporation in the amount of such Withholding Taxes, or

•      the use of the proceeds from a next-day sale of the Shares issued to the Participant, provided and only if (i) such a sale is permissible under the Corporation’s trading policies governing the sale of Common Stock, (ii) the Participant makes an irrevocable commitment, on or before the vesting date for those Shares, to effect such sale of the Shares and (iii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.

(d)           The Corporation shall concurrently, with each issuance of vested Shares in accordance with the foregoing provisions of this Paragraph 7, distribute to the Participant any outstanding phantom dividend equivalents credited with respect to those Shares. The Corporation shall collect the Withholding Taxes with respect to each distribution of such phantom dividend equivalents by withholding a portion of that distribution equal to the amount of the applicable Withholding Taxes, with the cash portion of the distribution to be the first portion so withheld, or through such other tax withholding arrangement as the Corporation deems appropriate.

(e)           Except as otherwise provided in Paragraph 5 or Paragraph 7(b), the settlement of all Restricted Stock Units which vest under the Award shall be made solely in shares of Common Stock.  No fractional share of Common Stock shall be issued pursuant to this Award, and any fractional share resulting from any calculation made in accordance with the terms of this Agreement shall be rounded down to the next whole share of Common Stock.

8.     Compliance with Laws and Regulations.  The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Corporation and Participant with all applicable requirements of law relating thereto and with all applicable regulations of the Stock Exchange on which the Common Stock is listed for trading at the time of such issuance.

9.     Notices.  Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices and directed to the attention of Stock Plan Administrator.  Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the most current address then indicated for Participant on the Corporation’s employee records or delivered electronically to Participant through the Corporation’s electronic mail system.  All notices shall be deemed effective upon personal delivery or delivery through the Corporation’s electronic mail system or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

10.  Successors and Assigns.  Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.

11.  Construction.  This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan.  All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.  In the event of a conflict between the terms of this Agreement and the terms of the Participant’s Employment Agreement, the terms set forth in this Agreement shall control.

12.  Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

13.  Employment at Will.  Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Service at any time for any reason, with or without cause.

14.  Code Section 409A.

(a)           It is the intention of the parties that the provisions of this Agreement comply with the requirements of the short-term deferral exception of Section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(4).  Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the requirements or limitations of Code Section 409A applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Code Section 409A and the Treasury Regulations thereunder that apply to such exception.

(b)           If and to the extent this Agreement may be deemed to create an arrangement subject to the requirements of Code Section 409A, then the following provisions shall apply:

•              No Shares or other amounts which become issuable or distributable under this Agreement by reason of Participant’s cessation of Service shall actually be issued or distributed to Participant until the date of the Participant’s Separation from Service due to such cessation of Service or as soon thereafter as administratively practicable, but in no event later than the later of (i) the close of the calendar year in which such Separation from Service occurs or (ii) the fifteenth day of the third calendar month following the date of such Separation from Service.

•              No Shares or other amounts which become issuable or distributable under this Agreement by reason of Participant’s cessation of Service shall actually be issued or distributed to Participant prior to the earlier of (i) the first day of the seventh (7th) month following the date of the Participant’s Separation from Service or (ii) the date of Participant’s death, if Participant is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Plan Administrator in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Corporation, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The deferred Shares or other distributable amount shall be issued or distributed in a lump sum on the first day of the seventh (7th) month following the date of Participant’s Separation from

Service or, if earlier, the first day of the month immediately following the date the Corporation receives proof of Participant’s death.

•              No amounts that vest and become payable under Paragraph 5 of this Agreement by reason of a Change in Control shall be distributed to the Participant at the time of such Change in Control, unless that transaction also qualifies as a change in control event under Code Section 409A and the Treasury Regulations thereunder.  In the absence of such a qualifying change in control, the distribution shall not be made until the date or dates on which those amounts are to be distributed pursuant to the Normal Vesting Schedule or (to the extent applicable) the provisions of Paragraph 5(c) of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

UNITED ONLINE, INC.

By:	Francis Lobo

Title:	President and Chief Executive Officer

PARTICIPANT

Name: <Participant Name>

APPENDIX A

DEFINITIONS

The following definitions shall be in effect under the Agreement:

A.            Agreement shall mean this Restricted Stock Unit Issuance Agreement.

B.            Award shall mean the award of restricted stock units made to the Participant pursuant to the terms of this Agreement.

C.            Award Date shall mean the date the restricted stock units are awarded to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.

D.            Board shall mean the Corporation’s Board of Directors.

E.            Cause shall have the meaning assigned to such term in the Employment Agreement.

F.             Change in Control shall have the meaning set forth in the Plan.

G.            Code shall mean the Internal Revenue Code of 1986, as amended.

H.            Common Stock shall mean shares of the Corporation’s common stock.

I.             Corporation shall mean United Online, Inc., a Delaware corporation, and any successor entity to all or substantially all of the assets or voting stock of United Online, Inc. which shall by appropriate action adopt the Plan.

J.             Disability shall mean the Participant’s inability to engage in any substantial activity necessary to perform his or her duties and responsibilities under his or her Employment Agreement by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.

K.            Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

L.            Employment Agreement shall mean the Employment Agreement or Offer Letter Agreement between the Participant and the Corporation (or any Parent or Subsidiary) in effect on the Award Date.

M.           Fair Market Value per share of Common Stock on any relevant date shall be the closing price per share of Common Stock at the close of regular trading hours (i.e., before after-hours trading begins) on the date in question on the Stock Exchange serving as the primary market for the Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the

Common Stock is then primarily traded.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

N.            Good Reason shall have the meaning assigned to such term in the Employment Agreement.

O.            1934 Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

P.             Participant shall mean the person to whom the Award is made pursuant to the Agreement.

Q.            Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

R.            Plan shall mean the Corporation’s 2010 Incentive Compensation Plan, as amended and restated from time to time.

S.             Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

T.            Release shall mean the release agreement referred to in the definition of Release Condition.

U.            Release Condition shall mean the following requirements: (i) Participant must execute and deliver to the Corporation, within twenty-one (21) days (or forty-five (45) days to the extent such longer period is required under applicable law) after the effective date of Participant’s termination of employment, a comprehensive agreement releasing the Corporation and its officers, directors, employees, stockholders, subsidiaries, affiliates, representatives and other related parties from all claims that Participant may have with respect to such parties relating to Participant’s employment with the Corporation and the termination of that employment relationship and containing such other and additional terms as the Corporation deems satisfactory and (ii) such release must become effective and enforceable after the expiration of any applicable revocation period under federal or state law.

V.            Separation from Service means the Participant’s cessation of Employee status and shall be deemed to occur at such time as the level of bona fide services the Participant is to render as an Employee (or non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services the Participant rendered as an Employee during the immediately preceding thirty-six (36) months (or such shorter period of time in which the Participant has been in Employee status). Any such determination, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A.

W.           Service shall mean the Participant’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor. For purposes of this

Agreement, Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) Participant no longer performs services in any of the foregoing capacities for the Corporation (or any Parent or Subsidiary) or (ii) the entity for which Participant performs such services ceases to remain a Parent or Subsidiary of the Corporation, even though Participant may subsequently continue to perform services for that entity. Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence in effect at the time of such leave, no Service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

X.            Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.

Y.            Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Z.            Withholding Taxes shall mean the federal, state and local income taxes and the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the issuance of the shares of Common Stock which vest under the Award and any phantom dividend equivalents distributed with respect to those shares in accordance with the terms of the Plan.